UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2011 (July 28, 2011)

LEGEND MINING INC. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation	000-53832 (Commission File Number)	75-3268988 (IRS Employer Identification No.)

2-46 DeZhennan Rd., Suite 403 Yuesiu District, Guangzhou Guangdong Province, China (Address of principal executive offices)	N/A (Zip Code)

Registrant's telephone number, including area code 86-13268166474

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CRF 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 28, 2011, Mr. Tao Chen, our President, CEO, Secretary, Treasurer and director, agreed to sell all of his 4,500,000 shares of our issued and outstanding common stock to Mr. Avtar Dhillon for an aggregate price of US$67,500.00 to be paid on or before August 11, 2011, pursuant to a stock purchase agreement attached hereto as Exhibit 10.1.

The stock purchase agreement contemplates that, immediately upon closing of the agreement, Mr. Avtar Dhillon will be appointed as a director, the President, CEO, CFO, Secretary and Treasurer of our company and Mr. Tao Chen will resign as a director and from all executive officer positions.

The foregoing stock purchase agreement is scheduled to close on or before August 11, 2011, and no sooner than 10 days after an information statement in accordance with the requirements of Schedule 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 promulgated thereunder, was filed with the SEC and mailed to each of our registered shareholders.  Upon consummation of this stock purchase, Mr. Avtar Dhillon will be the owner of 4,500,000 shares of our common stock representing approximately 61% of our issued and outstanding common stock.

The foregoing description of the stock purchase transaction does not purport to be complete and is qualified in its entirety by reference to the stock purchase agreement, which is attached hereto as Exhibit 10.1, and which is incorporated by reference herein.

Item 5.01 Changes in Control of Registrant

The information set forth in Item 1.01 above is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the closing of the stock purchase agreement, Mr. Avtar Dhillon is to be appointed as a director and the President, CEO, CFO, Secretary and Treasurer of our company and concurrently therewith Mr. Tao Chen will resign as a director and from all officer positions.

Avtar Dhillon, M.D.

Dr. Dhillon (age 50) is the former President & CEO of Inovio Pharmaceuticals, Inc. (NYSE AMEX: INO), and currently serves as the company’s Chairman.  During his tenure at Inovio, Dr. Dhillon successfully led the turnaround of the company through restructuring and the acquisition of technology from several European and North American companies, including a merger with VGX Pharmaceuticals to develop a vertically integrated DNA vaccine development company with a strong development pipeline.  He led eight successful financings, raising more than $136 million for the company, and concluded several licensing deals valued at more than $200 million that included global pharma leaders Merck and Wyeth (now Pfizer).

Prior to joining Inovio, Dr. Dhillon was the vice president of MDS Capital Corp. (now Lumira Capital Corp.), one of North America's leading healthcare venture capital organizations. He has been instrumental in successfully turning around struggling companies and highly influential as an active member in the biotech community.

Prior to 1998, Dr. Dhillon had acted as a consultant to Cardiome Pharma Corp., a biotechnology company listed on the Toronto Stock Exchange and NASDAQ.  In this capacity he supported a successful turnaround that included three pivotal financings, the establishment of a clinical development strategy, and the procurement of a new management team. Prior to 2001, Dr. Dhillon acted as consultant to Forbes Meditech and in this capacity helped raised $28 million and increased investor awareness of the company.  In his role as a founder and board member, Dr. Dhillon has been involved in several early stage healthcare focused companies listed on the TSX and TSX-V that have successfully matured through advances in their development pipeline and subsequent M&A transactions.  Most recently, he was a founding board member of Protox Therapeutics, Inc. (TSX: PRX) and had maintained his board position until the execution of a financing of up to $35 million with Warburg Pincus in November 2010.

In addition to his current board member roles with Oncosec Medical, Inc. (Chairman) and Inovio, Dr. Dhillon currently sits on the board of directors of BC Advantage Funds, a venture capital corporation in British Columbia. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years, during which time he gained experience in the management of diseases including those related to sugar consumption. He has a B.Sc. (Honours) degree in Human Physiology, and an M.D. degree from the University of British Columbia.

Complementing Dr. Dhillon’s extensive achievements in biotech and corporate development are his deep roots in agriculture. Growing up in an extended farming family, and preceded by generations of farmers, Dr. Dhillon and his family have farmed hundreds of acres of blueberries, raspberries, and strawberries over the years. He and his wife now have several hundred acres under cultivation in California and British Columbia. Their professionally managed operations include blueberry farms in Richmond, British Columbia, and walnut, prune, almond and peach orchards as well as fruit processing in California.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Stock purchase agreement, dated July 28, 2011, among Tao Chen and Avtar Dhillon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 28, 2011

LEGEND MINING INC.

By:	/s/ Tao Chen
Name:	Tao Chen
Title:	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Stock purchase agreement, dated July 28, 2011, among Tao Chen and Avtar Dhillon.